MultiCell Technologies and Genisphere Evaluate Targeted Delivery of MCT-485, a Noncoding miRNA for the Treatment of Cancer

WOONSOCKET, R.I., August 5, 2013 /PRNewswire/ -- MultiCell Technologies, Inc. (OTC Bulletin Board: MCET.OB) and Genisphere LLC will collaborate on the development of targeted MCT-485 nanoparticle therapeutics for the treatment of liver cancer. MCT-485 is a noncoding double stranded micro RNA (miRNA) which has demonstrated oncolytic and immune stimulating activity in in vitro models of hepatocellular carcinoma.

Hepatocellular carcinoma is the most common form of primary liver cancer, and is a leading cause of cancer death worldwide. Hepatocellular carcinoma remains an unmet medical need, and today’s approaches for treatment are of limited efficacy. Current standard-of-care in certain clinical stages of hepatocellular carcinoma is based on trans catheter arterial chemoembolization utilizing suspension of doxorubicin in lipiodol or drug eluting beads, with or without other approaches. While such approaches have shown an improvement in clinical outlook over symptomatic treatment, novel compounds, drug delivery methods, and treatments are needed to ensure a more durable management of tumor progression, and delay or prevention of tumor relapse. MCT-485, possessing both oncolytic and immune activating properties, could be superior to doxorubicin, cisplatin and other currently marketed chemotherapies by providing a more robust activation of immunity, and a more global and longer lasting anti-tumor effect.

MultiCell and Genisphere will investigate the use of Genisphere’s patented 3DNA® Dendrimer nanoparticle drug delivery technology to enable the targeted delivery of MCT-485 to the tumor and away from normal tissues. Formulations that meet several criteria: (1) are safe enough to allow parenteral administration by infusion (venous, arterial) or topical administration (intra-tumoral); (2) achieve an increased bioavailability within tumor and tumor cells respectively, by virtue of having a ligand for a tumor associated receptor; and, (3) contains a synthetic miRNA with one or more immune modulating and cytotoxic modes of action when delivered will be developed and tested in animal models of hepatocellular carcinoma.

About MCT-485

MultiCell Technologies’ MCT-485 is a noncoding double stranded micro RNA (miRNA), and the first of a family of prospective cancer therapeutics based on the use of our patented TLR3 signaling technology. MultiCell owns rights to several issued U.S. and foreign patents and patent applications related to MCT-485. The mechanism of action of MCT-485 is pleiotropic:

•	Induction of tumor cell death upon direct exposure, while normal cells are minimally affected.
•	Production of TNF-alpha by cancer cells resulting in amplified tumor cell death and a localized immune reaction that has the potential to generalize and curb progression of metastatic cancer.

About 3DNA® Dendrimers

Genisphere’s 3DNA Dendrimer nanotechnology enables key advances in the targeted delivery of therapeutics including greatly improved drug efficacy, reduced toxicity, and can enhance the ability to bridge the blood-brain barrier. 3DNA® Dendrimers are made from systematically assembled DNA strands, and offers a robust alternative nanoparticle for delivering therapeutics in a highly efficient targeted strategy. 3DNA Dendrimers are biocompatible, multivalent for both targeting and therapeutic cargo, easily adaptable, biodegradable and stable in circulation.

About MultiCell Technologies, Inc.

MultiCell Technologies, Inc. is a clinical-stage biopharmaceutical company developing novel therapeutics and discovery tools that address unmet medical needs for the treatment of neurological disorders, hepatic disease and cancer. For more information about MultiCell Technologies, please visit http://www.multicelltech.com.

About Genisphere LLC

Genisphere LLC is a privately-held biotechnology company providing innovative tools for targeted drug delivery, clinical diagnostics, and life science research based on the company’s patented 3DNA® Dendrimer nanoparticle platform. Genisphere's 3DNA Dendrimer technology has broad applicability to improve the sensitivity in immunoassay and nucleic acid detection platforms, as well as to deliver therapeutics in a highly specific manner. Genisphere provides the only customizable all-DNA targeted drug delivery platform. Genisphere's robust 3DNA Dendrimer nanoparticle delivers small drug, RNAi, and gene construct therapeutics with greatly improved efficacy and reduced toxicity. For more information about Genisphere, please visit http://www.genisphere.com.

Caution Regarding Forward-Looking Statements

Any statements in this press release about MultiCell’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). These statements are often, but not always, made through the use of words or phrases such as “believe”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “plan”, “forecast”, “could”, and “would”. MultiCell bases these forward- looking statements on current expectations about future events. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to, the risk that we might not achieve our anticipated clinical development milestones, receive regulatory approval, or successfully commercialize our products as expected, the market for our products will not grow as expected, and the risk that our products will not achieve expectations. For additional information about risks and uncertainties MultiCell faces, see documents that MultiCell files with the Securities and Exchange Commission, including MultiCell's report on Form 10-K for the fiscal year ended November 30, 2012, and all of MultiCell’s quarterly and other periodic SEC filings. MultiCell claims the protection of the safe harbor for forward-looking statements under the Act and assumes no obligation and expressly disclaims any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

Contact:

MultiCell Technologies, Inc.

W. Gerald Newmin, Chairman & CEO

(401) 762-0045

MCETInvestor@MultiCelltech.com